Exhibit 99.1

Shiner International Announces Completion of Equity Financing

Part of Proceeds to Be Used for Strategic, Accretive Acquisitions

HAIKOU, China, December 29, 2010 — Shiner International, Inc. (Nasdaq: BEST) (“Shiner” or the “Company”), an emerging global supplier of advanced packaging products, today announced the completion of a $3.13 million private placement equity financing. Under the terms of the transaction, a total of 2,608,334 shares of common stock, as well as warrants priced 25% above the current market price. Further details of the financing will be available in a current report on Form 8-K that the Company expects to file with the SEC shortly.

The proceeds of the private placement are expected to be used to effectuate strategic acquisitions, as well as for general corporate and working capital purposes. Investment bank Roth Capital Partners LLC provided financial advisory services to Shiner in conjunction with the financing.

Qingtao Xing, the Chief Executive Officer of Shiner, commented: “We are pleased to receive this vote of confidence from new investors and current investors, many of whom have demonstrated strong support for our Company throughout the years. We believe that the improving financial results that we have delivered over the past few quarters are justification of their support and confirmation of the market's growing demand for our packaging solutions. The financing is intended to help us maintain a greater amount of working capital and allow us to further our strategic growth initiative of seeking out acquisitions that enhance Shiner’s leadership position in the food safety packaging industry. We are looking for acquisition opportunities that give us the ability to use or own advanced technologies, to control key raw materials, or to access large customers.”

About Shiner International, Inc.

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 69% percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional 10 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

Contact Us

At the Company:
Email: ir@shinerinc.com
Web: http://www.shinerinc.com

Investor Relations:
Dave Gentry, U.S.
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com

Jing Zhang, China
RedChip Beijing Representative Office
Tel: +86 10-8591-0635
Web: http://www.RedChip.com

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Source: Shiner International, Inc.